8601290080

CERTIFICATE OF INCORPORATION
OF
GUARANTEED TUNE UP, INC.
A STOCK CORPORATION

FILED
MAY 9 1986
9 AM

FIRST: The name of this Corporation is GUARANTEED TUNE UP, INC.

SECOND: Its Registered Office in the state of Delaware is to be located at Coffee Run Professional Centre Lancaster Pike & Loveville Road Street, in the City of Hockessin County of New Castle Zip Code 19707 The Registered Agent in charge thereof is THE INCORPORATORS, LTD.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware

FOURTH: The amount of the total authorized capital stock of this corporation is TWENTY FIVE THOUSAND Dollars ($ 25,000.00) divided into TWENTY FIVE MILLION shares of ONE TENTH OF A CENT Dollars ($ .001) each.

FIFTH: The name and mailing address of the incorporator are as follows:

Name William S. Okita

Mailing Address 59 MAIN STREET, SUITE 202

WEST ORANGE, NEW JERSEY Zip Code 07052

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 6th day of May A.D. 1986

William S. Okita